Exhibit 3.451
APPROVED
AND
FILED
SECRETARY OF STATE
ARTICLES OF INCORPORATION
OF
DTC MANAGEMENT, INC.
          The undersigned incorporator or incorporators, desiring to form a corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the “Act”) execute the following Articles of Incorporation:
[ILLEGIBLE]
ARTICLE I
Name
          The name of the Corporation is:
                              DTC Management, Inc.
ARTICLE II
Purposes
          1. The purpose for which the Corporation is formed is to transact any and all lawful business for which corporations may be incorporated under the Act.
          2. Subject to any limitation or restriction imposed by the Act, any other law, or any provisions of these Articles of Incorporation, the Corporation shall have the power:
          (a) To do all acts and things necessary, convenient, expedient, or incidental to the carrying out of any of the purposes set out herein.
          (b) To lease, purchase, license or in any way acquire grounds, premises, space or real estate reasonably necessary or convenient for the conduct of the business of the Corporation; to purchase, sell, assign, lease, license, mortgage or in any way grant interests in real estate to any person, firm or Corporation upon such terms as may be deemed beneficial to the Corporation.
          (c) To buy, purchase, own, acquire, rent or in any way obtain any interest in any products, goods, supplies, equipment, buildings, items or raw materials necessary or convenient for the conduct of the business of the Corporation.
          (d) To acquire and pay for in cash, stock, bonds, debentures, or any other property of this Corporation, the stock, bonds, debentures or securities of other corporations, persons, associations, or State and Federal or foreign governments, including good will, franchise rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association, or corporation.
     (e) To guarantee, acquire in any manner, purchase, hold, own, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock of, or any bonds, securities, or evidence of indebtedness of any other corporation or corporations, association or associations, person or persons, domestic or foreign, or of any other state, territory, or nation, including The United States, and while the owner thereof to exercise all of the rights, powers and privileges of ownership, including the right to vote, receive dividends, however declared or in whatever property to be paid, and to enter into any agreement with respect thereto.
     (f) To purchase, take, receive or otherwise acquire, hold, own, pledge, transfer or otherwise dispose of the shares of this Corporation either directly or indirectly but only insofar as permitted by the laws of the State of Indiana under which this Corporation is organized and any amendments thereto.
     (g) To issue bonds, debentures or obligations of this Corporation from time to time for any of the objects or purposes of the Corporation and to secure the same by mortgage, pledge, deed of trust, or otherwise.
     (h) To have one or more offices or distributing agencies in the State of Indiana, or in any other state, territory, or nation, to carry on all or any of its operations and business without restriction or limit as to location or amount, and to acquire by purchase or otherwise, and to dispose of real estate and personal property of every description wheresoever located insofar as permitted by law.
     (i) To enter into partnerships or joint ventures for carrying on any lawful business or to act as agent or representative of others for any lawful business purpose, or to provide service through its agents or employees, or through the use of independent contractors to the public for profit.
     (j) To, in general, carry on any other business in connection with the foregoing, whether manufacturing, selling, or otherwise and, without being limited by the foregoing, to have and exercise all of the powers conferred by law on corporations formed under the Act hereinabove referred to, or any amendments, alterations or substitutions thereto, and to have and do any and all of the things, to the same extent as natural persons might or could do, insofar as permitted by the laws of the State of Indiana and/or of any other state or territory wherein such business is done.

ARTICLE III
Period of Existence
          The period during which the Corporation shall continue is perpetual.
ARTICLE IV
Resident Agent and Principal Office
          Section 1. Resident Agent. The name and address of the Corporation’s Resident Agent for service of process is:
Gregory L. Gibson
3200 E. Haythorne Avenue
Terre Haute, IN 47805
          Section 2. Principal Office. The post office address of the principal office of the Corporation is:
3200 E. Haythorne Avenue
PO Box 478
Terre Haute, IN 47808
ARTICLE V
Authorized Shares
          Section 1. Number of Shares. The total number of shares which the Corporation is to have authority to issue is one thousand (1,000) without par value.
          Section 2. Designation of Classes. All the authorized shares of the Corporation shall be of one class only and be designated common stock. The common stock of the Corporation shall in all other respects entitle the holder to the same rights and preferences, and subject the holder to the same qualifications, limitations and restrictions as all other shareholders of common stock.
          Section 3. Issuance and Consideration. The common stock may be issued for such an amount of consideration as may be fixed from time to time by the Board of Directors.
          Section 4. Voting Rights. At all times each holder of a share of a common stock shall be entitled to cast one vote for each share of such stock standing in the shareholder’s name on the Corporation’s books on matters of the Corporation upon which the shareholder is entitled to vote.
          Section 5. Dividends. The Board of Directors shall have the power to declare and pay dividends on the outstanding shares of common stock to the extent permitted by the Act.
          Section 6. Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the shares of common stock shall be entitled, after due payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.
          Section 7. Pre-emptive Rights. Shareholders shall have no pre-emptive rights to subscribe to or purchase any shares of Common Stock or other securities of the Corporation.
          Section 8. Re-acquire Shares. Shares acquired by the Corporation shall be deemed authorized but unissued shares.
ARTICLE VI
Director(s)
          Section 1. Number of Directors. The initial Board of Directors is composed of one member. The number of directors may be from time to time fixed by the By-Laws of the Corporation at any number. In the absence of a By-Laws fixing the number, the number of directors shall be one.
          Section 2. Names and Post Office Addresses of the Directors. The name and post office address of the initial Board of Directors of the Corporation is:
Gregory L. Gibson
3200 Haythorne Avenue
PO Box 478
Terre Haute, IN 47808
          Section 3. Qualifications of Directors Directors need not be shareholders of the Corporation. (I.C. 23-1-33-2)

ARTICLE VII
Incorporator(s)
          The name(s) and post office address(es) of the incorporator(s) of the Corporation are:
Gregory L. Gibson
3200 E. Haythorne Avenue
PO Box 478
Terre Haute, IN 47808
ARTICLE VIII
Provisions for Regulation of Business
and Conduct of Affairs of Corporation
          Every person who is or was a Director, Officer or employee of the Corporation shall be indemnified by the Corporation against all liability and reasonable expense incurred by such person in his or her official capacity, provided that such person is determined in the manner specified in Indiana Code Section 23-1-37-12 (as that section may be amended from time to time) to have met the standard of conduct specified in Indiana Code Section 23-1-37-8 (as that section may be amended from time to time). Upon demand for such indemnification, the Corporation shall proceed as provided in Indiana Code Section 23-1-37-12 (as that section may be amended from time to time) to determine whether such person is entitled to indemnification. Nothing contained in this section shall limit or preclude the exercise of any right relating to indemnification of or advance of expenses to any Director, Officer, employee or agent of the Corporation or the ability of the Corporation to otherwise indemnify or advance expenses to any Director, Officer, employee or agent.
          Any contract or other transaction between the Corporation and one or more of its Directors, or between the Corporation and any firm of which one or more of its Directors are members or employees, or in which they are interested, or between the Corporation and any corporation, partnership or association of which one or more of its Directors are shareholders, members, directors, officers, employees, or in which they are interested, or in which the Corporation is a member, shareholder, or otherwise interested, shall be valid for all purposes, notwithstanding the presence of such Director or Directors at the meeting of the Board of Directors of the Corporation which acts upon, or in reference to, such contract or transaction and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve or ratify such contract or transaction, by a vote of a majority of the disinterested Directors present, notwithstanding the fact that such majority of the disinterested Directors present may not constitute a quorum, a majority of the Board of Directors, or a majority of the Directors present at the meeting at which the contract or transaction is considered, this section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common and statutory law applicable thereto.

          The Board of Directors of the Corporation shall have power, without the assent or vote of the Shareholders, to make, alter, amend or repeal the Code of By-Laws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Directors at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the Code of By-Laws.
          I hereby verify subject to penalties of perjury that the facts contained herein are true.

/s/ Gregory L. Gibson Gregory L. Gibson, Incorporator

STATE OF	)

	)	SS:
COUNTY OF	)

          Subscribed and sworn to before me the undersigned Notary Public in and for said County and State this [ILLEGIBLE] day of [ILLEGIBLE], 1999.
          Witness my hand and Notarial Seal.

Notary Public

(Printed Name)

My Commission Expires:	My County of Residence:

This instrument prepared by /s/ Jeffry A. Lind, Jeffry A. Lind COX, ZWERNER, GAMBILL & SULLIVAN, P.O. Box 1625, Terre Haute, IN 47808-1625.